  EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 17, 2025 with respect to the consolidated financial statements of CordovaCann Corp. and its subsidiaries (the "Company") as at June 30, 2025 and for the year ended June 30, 2025, included in the Company's Annual Report on Form 20-F for the year ended June 30, 2025, as filed with the United States Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Annual Report.

Chartered Professional Accountants

Licensed Public Accountants

Markham, Ontario

January 30, 2026